                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER


                                   dated as of


                                November 29, 2000


                                      among


                             LANIER WORLDWIDE, INC.,


                               RICOH COMPANY, LTD.


                                       and


                              LW ACQUISITION CORP.




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                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS....................................................................................2
         SECTION 1.01. Certain Defined Terms.............................................................2
         SECTION 1.02. Cross-References..................................................................5

ARTICLE II THE OFFER.....................................................................................7
         SECTION 2.01. The Offer.........................................................................7
         SECTION 2.02. Company Actions...................................................................8
         SECTION 2.03. Board Representation.............................................................10

ARTICLE III THE MERGER..................................................................................11
         SECTION 3.01. The Merger.......................................................................11
         SECTION 3.02. Conversion of Shares.............................................................11
         SECTION 3.03. Surrender and Payment............................................................12
         SECTION 3.04. Stock Options and Other Equity-Based Awards......................................14
         SECTION 3.05. Stock Purchase Plan..............................................................14
         SECTION 3.06. Dissenting Shares................................................................14
         SECTION 3.07. Adjustments......................................................................15
         SECTION 3.08. Withholding Rights...............................................................15
         SECTION 3.09. Lost Certificates................................................................15
         SECTION 3.10. Certificate of Incorporation.....................................................15
         SECTION 3.11. Bylaws15
         SECTION 3.12. Directors and Officers...........................................................15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................................16
         SECTION 4.01. Corporate Existence and Power....................................................16
         SECTION 4.02. Corporate Authorization..........................................................16
         SECTION 4.03. Governmental Authorization.......................................................16
         SECTION 4.04. Non-Contravention.  .............................................................17
         SECTION 4.05. Capitalization...................................................................17
         SECTION 4.06. Subsidiaries.....................................................................19
         SECTION 4.07. Reports.  .......................................................................19
         SECTION 4.08. Financial Statements. ...........................................................20
         SECTION 4.09. Proxy Statement; Offer Documents; Schedule to Schedule 14D-9.....................20
         SECTION 4.10. Absence of Certain Changes.  ....................................................21
         SECTION 4.11. Litigation.  ....................................................................23
         SECTION 4.12. Employee Benefit Plans; Employee Relations. .....................................24
         SECTION 4.13. Taxes.27
         SECTION 4.14. Finders and Investment Bankers.  ................................................28
         SECTION 4.15. Opinion of Financial Advisor.  ..................................................28
         SECTION 4.16. Vote Required.  .................................................................29

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         SECTION 4.17. State Takeover Statutes.  .......................................................29
         SECTION 4.18. Amendment to the Company Rights Plan.............................................29
         SECTION 4.19. Environmental Matters.  .........................................................29
         SECTION 4.20. Title to Properties; Absence of Liens and Encumbrances; Leases; Condition of
                       Facilities and Machinery and Equipment...........................................30
         SECTION 4.21. Compliance with Laws; Government Approvals.......................................31
         SECTION 4.22. Insurance........................................................................32
         SECTION 4.23. Absence of Sensitive Payments....................................................32
         SECTION 4.24. Affiliate Transactions...........................................................32
         SECTION 4.25. Contracts........................................................................32
         SECTION 4.26. Suppliers........................................................................33
         SECTION 4.27. Intellectual Property............................................................33
         SECTION 4.28. Voice Products...................................................................34
         SECTION 4.29. Year 2000........................................................................35

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT......................................................35
         SECTION 5.01. Corporate Existence and Power....................................................35
         SECTION 5.02. Corporate Authorization..........................................................36
         SECTION 5.03. Governmental Authorization.......................................................36
         SECTION 5.04. Non-Contravention................................................................36
         SECTION 5.05. Disclosure Documents.............................................................37
         SECTION 5.06. Funds............................................................................37
         SECTION 5.07. Share Ownership..................................................................37
         SECTION 5.08. Litigation.......................................................................37

ARTICLE VI COVENANTS....................................................................................38
         SECTION 6.01. Conduct of the Company...........................................................38
         SECTION 6.02. Access to Information............................................................40
         SECTION 6.03. No Solicitation..................................................................41
         SECTION 6.04. Notices of Certain Events........................................................42
         SECTION 6.05. Merger Subsidiary................................................................43
         SECTION 6.06. Director and Officer Liability...................................................43
         SECTION 6.07. Employee Benefits................................................................45
         SECTION 6.08. Meeting of the Company's Stockholders............................................47
         SECTION 6.09. Proxy Statement..................................................................47
         SECTION 6.10. Best Efforts.....................................................................47
         SECTION 6.11. Public Announcements.............................................................48
         SECTION 6.12. Further Assurances...............................................................48
         SECTION 6.13. Filings, Other Action............................................................48
         SECTION 6.14. Customer Notifications...........................................................48

ARTICLE VII CONDITIONS TO THE MERGER....................................................................49
         SECTION 7.01. Conditions to the Obligations of Each Party......................................49

ARTICLE VIII TERMINATION................................................................................49
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                                       ii
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         SECTION 8.01. Termination......................................................................49
         SECTION 8.02. Effect of Termination............................................................51

ARTICLE IX MISCELLANEOUS................................................................................51
         SECTION 9.01. Notices..........................................................................51
         SECTION 9.02. Survival of Representations and Warranties and Agreements........................52
         SECTION 9.03. Amendments; No Waivers...........................................................52
         SECTION 9.04. Fees and Expenses................................................................53
         SECTION 9.05. Successors and Assigns...........................................................53
         SECTION 9.06. Governing Law....................................................................54
         SECTION 9.07. Jurisdiction.....................................................................54
         SECTION 9.08. Counterparts; Effectiveness......................................................54
         SECTION 9.09. Entire Agreement.................................................................54
         SECTION 9.10. Headings.........................................................................54
         SECTION 9.11. Severability.....................................................................54
         SECTION 9.12. WAIVER OF JURY TRIAL.............................................................55
         SECTION 9.13. Specific Performance.............................................................55

ANNEX A  Conditions to the Offer

ANNEX B  Form of Voting and Tender Agreement

ANNEX C  Voice Asset Purchase Agreement




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                                      iii

                                                                    EXHIBIT 99.2


                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER dated as of November 29, 2000 (the "AGREEMENT"), among LANIER WORLDWIDE, INC., a Delaware corporation (the "COMPANY"), RICOH COMPANY, LTD., a Japanese corporation ("PARENT"), and LW ACQUISITION CORP., a Delaware corporation and indirectly wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY").

                  The respective Boards of Directors of Parent, Merger Subsidiary and the Company have each approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement.

                  In furtherance of such acquisition, Parent proposes to cause Merger Subsidiary to commence a tender offer to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "COMMON SHARES"), including the associated rights ("RIGHTS") to purchase shares of Company Participating Preferred Stock, $.01 par value (the "PARTICIPATING PREFERRED STOCK"), issued pursuant to the Company Rights Plan (as defined herein) (the Common Shares, together with the Rights, are hereinafter referred to individually as a "SHARE" and collectively as, the "SHARES"), at a price of $3.00 per Share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement (such tender offer, as it may be amended and supplemented from time to time as permitted under this Agreement, the "OFFER"); and the Board of Directors of the Company has adopted resolutions approving the Offer and recommending that the Company's stockholders accept the Offer.

                  The respective Boards of Directors of Parent, Merger Subsidiary and the Company, and Ricoh Corporation, in its capacity as the sole stockholder of Merger Subsidiary, have each approved, upon the terms and subject to the conditions set forth in this Agreement, the merger of Merger Subsidiary with and into the Company (the "MERGER"), whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company, except Shares held by persons who object to the Merger and comply with all provisions of the DGCL (as defined herein) concerning the right of stockholders to dissent from the Merger and require appraisal of their Shares, will be converted into the right to receive the per share consideration paid pursuant to the Offer.

                  As a condition and inducement to Parent's and Merger Subsidiary's willingness to enter into this Agreement, upon the execution and delivery of this Agreement, Harris Corporation is simultaneously entering into and delivering a Voting and Tender Agreement in the form attached hereto as Annex B and certain agreements relating to Morris Trust matters.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

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                                                                               2

                                   ARTICLE I

                                   DEFINITIONS

SECTION 1.01. CERTAIN DEFINED TERMS. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Annexes shall be deemed to be references to Articles and Sections of, and Annexes to, this Agreement unless the context shall otherwise require. All Annexes attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, each term used in any Annex shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and references to all attachments thereto and instruments incorporated therein. For the purposes of this Agreement, the following terms have the following meanings:

                  "AFFILIATE" means, when used with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such Person. As used in the definition of "Affiliate," the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "BUSINESS DAY" shall have the meaning given such term in Rule 14d-1(g)(3) of the Exchange Act.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMPANY DISCLOSURE LETTER" means the disclosure letter from the Company to Parent, dated the date hereof.

                  "COMPANY RIGHTS PLAN" means the Stockholder Protection Rights Agreement, dated as of November 5, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C. as Rights Agent.

                  "DGCL" means the Delaware General Corporation Law.

                  "ENVIRONMENTAL COSTS" means, without limitation, any actual or potential cleanup costs, remediation, removal or other response costs (including costs to cause the

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                                                                               3

Company or its Subsidiaries to come into compliance with Environmental Laws), investigations costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including liabilities or obligations under any lease or other contract), payments, damages (including any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including damages to third parties for personal injury or property damage or (b) to natural resources), civil or criminal fines or penalties, judgments and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

                  "ENVIRONMENTAL LAWS" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42.U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C., Section 1801, et seq., as any of such statutes have been amended from time to time, all rules and regulations promulgated pursuant to any of such statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulations governing Environmental Matters, as the same have been amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, orders and decrees relating to Environmental Matters.

                  "ENVIRONMENTAL MATTER" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the atmosphere, surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "FACILITIES" means any real property, leaseholds or other interests currently or formerly owned or operated by the Company or any of its Subsidiaries and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by the Company or any of its Subsidiaries.

                  "GOVERNMENTAL ENTITY" means any foreign, federal, state, municipal or other court, administrative agency, commission or other governmental or regulatory body or authority or instrumentality or political subdivision or any official thereof.

                  "HAZARDOUS SUBSTANCES" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials that are or may become friable ("ACM"), building construction materials and debris, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may now form the basis of liability under, any Environmental Laws.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                  "KNOWLEDGE" means, with respect to the Company or any of its Subsidiaries, the knowledge (after due inquiry) of the following officers of the
Company: (i) Wesley E. Cantrell, Chairman of the Board and Chief Executive Officer; (ii) C. Lance Herrin, President and Chief Operating Officer; (iii) James A. MacLennan, Executive Vice President and Chief Financial Officer; (iv)
J. Michael Kelly, Vice President, General Counsel and Secretary, (v) Steven R. McBrayer, Vice President and Controller; (vi) Richard P. Cleys, Vice President, Finance and Treasurer; and (vii) Vera M. Arthur, Vice President, Human Resources.

                  "LEASES" means an agreement or conveyance in which the rights to use, sever, process, operate and occupy real property interests and any fixtures or structures thereon, are transferred by the owner to another for a specified period of time.

                  "LIEN" means, with respect to any asset or right, any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, claim, charge, security interest, conditional sale agreement, title, exception, encumbrance, option, right of first offer or refusal, easement, servitude, transfer restriction, or any other right of another to or adverse claim of any kind in respect of such asset or right, including under any stockholder agreement.

                  "NYSE" means the New York Stock Exchange.

                  "PERSON" or "PERSON" means any natural person, firm, corporation, business trust, joint venture, joint stock company, incorporated or unincorporated association, company, partnership, limited liability company or other entity, or any Governmental Entity, or any agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of any such entity.

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                                                                               5



                  "PROCEEDING" means any action, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

                  "SEC" means the Securities and Exchange Commission.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "SUBSIDIARY" means, as of the relevant date of determination, with respect to any Person, each entity as to which such Person directly or indirectly owns beneficially or of record, or has the power to vote or control, fifty percent (50%) or more of the voting securities of such entity or of any class of equity interests of such entity the holders of which are ordinarily entitled to vote for the election of the members of the board of directors or other persons performing similar functions.

                  "SUPERIOR PROPOSAL" means a bona fide written Acquisition Proposal on terms which the Board of Directors of the Company (acting by a majority of the entire board) determines in its good faith judgment (after consultation with the Company Financial Advisor or another nationally recognized independent financial advisor) and after taking into account all legal, financial, regulatory and other material aspects of the Acquisition Proposal, the Person making the proposal, and other relevant considerations, to be more favorable from a financial point of view to the Company's stockholders than this Agreement, the conditions to the consummation of which are all reasonably capable of being satisfied reasonably promptly, and for which the Board of Directors of the Company (acting by a majority of the entire board) determines in its good faith judgment (after such consultation) that financing for such transaction, to the extent required, is then committed or reasonably available.

                  The term "THREATENED" when used with respect to a claim, Proceeding, dispute, action or other matter means if any demand or statement has been made in writing or any notice has been given in writing or if any other event has occurred or any other circumstance exists, that would lead a director or officer of a company comparable to the Company to conclude that such claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

SECTION 1.02. CROSS-REFERENCES. The following terms shall have the meanings ascribed thereto in the Section set forth opposite such term:

Acquisition Proposal..............................................................................6.03
Agreement.....................................................................................Recitals
Benefit Plans.....................................................................................4.12
Certificate of Merger..........................................................................3.01(b)
Certificates...................................................................................3.03(b)
Common Shares.................................................................................Recitals
Company.......................................................................................Recitals

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                                                                               6


Company Disclosure Documents......................................................................4.09
Company Financial Advisor.........................................................................2.02
Company 401(k) Plan...............................................................................4.05
Company Intellectual Property Rights..............................................................4.27
Company Material Adverse Effect...................................................................4.01
Company Option Plan...............................................................................3.04
Company Permits................................................................................4.21(b)
Company Proxy Statement...........................................................................4.09
Company Reports...................................................................................4.07
Company SEC Reports...............................................................................4.07
Company Subsidiary Securities..................................................................4.06(b)
Confidentiality Agreement.........................................................................6.02
Continuing Directors...........................................................................2.03(b)
Disbursing Agent..................................................................................3.03
Dissenting Shares.................................................................................3.06
Effective Time.................................................................................3.01(b)
Encumbrances......................................................................................4.20
Environmental Permits..........................................................................4.19(b)
ERISA.............................................................................................4.12
EU Antitrust Laws.................................................................................4.03
Exchange Fund.....................................................................................3.03
Expenses.......................................................................................9.04(b)
Foreign Benefit Plans.............................................................................4.12
GAAP..............................................................................................4.08
Indemnified Parties...............................................................................6.06
Merger........................................................................................Recitals
Merger Consideration...........................................................................3.02(b)
Merger Subsidiary.............................................................................Recitals
Minimum Condition..............................................................................Annex A
Offer.........................................................................................Recitals
Offer Documents................................................................................2.01(b)
Options...........................................................................................3.04
Parent........................................................................................Recitals
Parent Benefit Plan...............................................................................6.07
Parent Material Adverse Effect....................................................................5.01
Participating Preferred Stock.................................................................Recitals
Payment...........................................................................................4.23
Rights........................................................................................Recitals
Preferred Stock...................................................................................4.05
Schedule TO....................................................................................2.01(b)
Schedule 14D-9.................................................................................2.02(b)
Shares........................................................................................Recitals
Stock Awards......................................................................................3.04
Stock Purchase Plan...............................................................................3.05
Stockholders Meeting..............................................................................6.08
Subsequent Period..............................................................................2.01(c)

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
Surviving Corporation.............................................................................3.01
Tax Authority..............................................................................4.13(b)(ii)
Tax Returns...............................................................................4.13(b)(iii)
Tax Sharing Agreement Amounts..................................................................4.13(v)
Taxes.......................................................................................4.13(b)(i)
Termination Fee................................................................................9.04(b)
Voice Asset Purchase Agreement.................................................................4.28(a)
Voice Products Business........................................................................4.28(a)
WARN...........................................................................................4.12(j)

                                   ARTICLE II

                                    THE OFFER

                  SECTION 2.01. THE OFFER. (A) Subject to the provisions of this Agreement, as promptly as practicable, but in any event within ten business days after the date hereof, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, commence, within the meaning of Rule l4d-2 under the Exchange Act, the Offer. The obligation of Merger Subsidiary to, and of Parent to cause Merger Subsidiary to, consummate the Offer and accept for payment and pay for any Shares tendered shall be subject only to the satisfaction of the conditions set forth in Annex A and to the terms and conditions of this Agreement; PROVIDED that Parent and Merger Subsidiary may waive any other conditions to the Offer (other than the Minimum Condition (as defined in Annex A), which may not be waived without the Company's consent) and may make changes in the terms and conditions of the Offer, except that no change may be made to the form of consideration to be paid, no decrease in the per share price or the number of Shares sought in the Offer may be made and no change which imposes terms or conditions to the Offer which are broader than or in addition to those set forth in Annex A or which amends any term or condition of the Offer in a manner adverse to the holders of Shares may be made.

                    (b) On the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule TO (as amended and supplemented from time to time, the "SCHEDULE TO"), which shall comply in all material respects with the provisions of applicable federal securities laws and shall contain the offer to purchase relating to the Offer and forms of the related letter of transmittal and other appropriate documents (which documents, as amended or supplemented from time to time, are referred to herein collectively as the "OFFER DOCUMENTS"). The Company, with respect to information supplied by it for use in the Schedule TO or the Offer Documents, agrees to promptly provide corrected information to the extent that such information becomes false or misleading in any material respect or any event occurs with respect to the Company or any of its Subsidiaries which should be set forth in an amendment or supplement to the Schedule TO. Parent shall deliver copies of the proposed form of Schedule TO to the Company within a reasonable time prior to the filing thereof with the SEC for review and comment by the Company and its counsel (who shall provide any comments thereon as soon as practicable). Parent shall provide in writing to the Company and its counsel, promptly after receipt thereof, any comments that Parent or its counsel may receive from the SEC or its staff with respect to the Schedule TO. Parent shall promptly correct any information in the Schedule TO or the Offer Documents that shall become false or misleading in any material respect and shall take all steps necessary to cause the Schedule TO or the Offer Documents as so corrected to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by applicable laws.

                       (c) The initial scheduled expiration date of the Offer shall be 20 business days after the date of its commencement (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act). Notwithstanding the foregoing, Parent and Merger Subsidiary shall have the right to extend the Offer
(i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived; PROVIDED that if the Minimum Condition to the Offer is not satisfied or waived on any scheduled expiration date of the Offer, Parent and Merger Subsidiary shall extend the Offer, if such condition could reasonably be expected to be satisfied within twenty business days following the initial scheduled expiration date of the Offer; PROVIDED FURTHER that if any of the conditions set forth in clauses (x),
(y) or (z) of the first sentence of Annex A hereto are not satisfied or waived on any scheduled expiration date of the Offer, Parent and Merger Subsidiary shall extend the Offer, if such condition or conditions could reasonably be expected to be satisfied on or before March 31, 2001, (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law,
(iii) on one or more occasions (all such occasions aggregating not more than twenty business days) beyond the latest expiration that would otherwise be permitted under clause (i) or (ii) of this sentence, if, on such expiration date, the number of Shares tendered (and not withdrawn) pursuant to the Offer, together with Shares then owned by Parent, represents less than ninety percent (90%) of the outstanding Shares on a fully diluted basis and (iv) for one or more subsequent offering periods of up to an additional 20 business days in the aggregate (collectively, the "SUBSEQUENT PERIOD") pursuant to Rule 14d-11 of the Exchange Act.

                       (d) Upon the terms and subject to the conditions of the Offer and this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as possible after the expiration thereof; PROVIDED that Merger Subsidiary shall immediately accept and promptly pay for all Shares as they are tendered during any Subsequent Period. Parent shall provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to purchase any Shares that Merger Subsidiary becomes obligated to purchase pursuant to the Offer.

                  SECTION 2.02. COMPANY ACTIONS. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, has (i) determined that this Agreement and the terms of each of the Offer and the Merger are fair to and in the best interests of the Company's stockholders, (ii) approved, adopted and declared the advisability of this Agreement and the transactions contemplated hereby (including the Offer and the Merger), (iii) acknowledged that such approval is effective for purposes of Section 203 of the DGCL, (iv) approved and adopted an amendment to the Company Rights Plan providing that the execution of, or consummation of the transactions contemplated by, this Agreement will not cause (A) the Rights to become exercisable under the Company Rights Plan or to separate from the stock certificates to which they are attached, (B) a Flip-In Date or Stock Acquisition Date (each as defined in the Company Rights Plan) to occur, or (C) Parent, Merger Subsidiary or any of their Affiliates to be deemed an Acquiring Person (as defined in the Company Rights Plan), and (v) recommended acceptance of the Offer and approval and adoption of this Agreement and the Merger by the Company's stockholders. The Company further represents that the Company's financial advisor, The Robinson-Humphrey Company, LLC (the "COMPANY FINANCIAL ADVISOR"), has delivered to the Board of Directors of the Company an opinion to the effect that, as of the date of this Agreement, the consideration to be paid to the holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in the first sentence of this Section 2.02 and represents that it has obtained all necessary consents to permit the inclusion of the fairness opinion of the Company Financial Advisor in the Offer Documents and the Company Proxy Statement.

                    (b) The Company shall file with the SEC on the date of commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended and supplemented from time to time, the "Schedule 14D-9") that shall reflect the recommendation of the Company's Board of Directors referred to above, and shall disseminate the Schedule 14D-9 to stockholders of the Company as required by Rule 14D-9 promulgated under the Exchange Act. To the extent practicable, the Company shall cooperate with Parent and Merger Subsidiary in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's stockholders. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel (who shall provide any comments thereon as soon as practicable). The Company agrees to provide in writing to Parent and its counsel, promptly after receipt thereof, any comments that the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9. The Company shall promptly correct any information in the
Schedule 14D-9 or any other Company Disclosure Document that shall become false or misleading in any material respect, and shall take all steps necessary to cause the Schedule 14D-9 or any other Company Disclosure Document as so corrected to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by applicable laws.

                    (c) In connection with the Offer, the Company shall promptly furnish Parent with (or cause Parent to be furnished with) mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and of those persons becoming record holders after such date, and shall furnish Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Subsidiary shall, and shall cause each of their Affiliates to, hold in confidence the information contained in any of such labels, listings and files, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, deliver to the Company all copies of such information or extracts therefrom then in their possession or under their control.

                  SECTION 2.03. BOARD REPRESENTATION. (a) Effective upon the acceptance for payment of any Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, to serve on the Board of Directors of the Company as will give Merger Subsidiary, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of
(i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment) bears to the number of Shares outstanding. The Company shall take all actions necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including increasing the size of the Board of Directors and/or securing the resignations of incumbent directors. The Company shall take all action required pursuant to Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder in order to fulfill its obligations under this Section 2.03 and shall include in the Schedule 14D-9 or otherwise timely mail to its stockholders all necessary information to comply therewith; provided, however, that Parent shall provide to the Company on a timely basis all necessary information to be included in such information statement with respect to Parent's designees. Prior to the mailing of the Schedule 14D-9 to the Company's stockholders, Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14(f)-1.

                    (b) Following the election or appointment of Parent's designees pursuant to Section 2.03 and until the Effective Time, the Company's Board of Directors shall have at least two directors who are directors on the date of this Agreement (the "CONTINUING DIRECTORS"); provided that in the event that the number of Continuing Directors shall be reduced below two for any reason whatsoever, any remaining Continuing Directors (or Continuing Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Continuing Directors for purposes of this Agreement. The approval of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company (even if the Continuing Directors do not constitute a majority of all directors then in office), shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any amendment of the certificate of incorporation or bylaws of the Company and any exercise or enforcement of or any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

                                  ARTICLE III

                                   THE MERGER

                  SECTION 3.01. THE MERGER. (a) Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, Merger Subsidiary shall be merged with and into the Company as soon as practicable following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII. Following the Merger, the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of Merger Subsidiary shall cease. At the election of Parent, any direct or indirect wholly-owned subsidiary of Parent may be substituted for Merger Subsidiary as a constituent corporation in the Merger. In such event, this Agreement shall be deemed modified to reflect the foregoing, and if requested by Parent, the Company agrees to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

                    (b) As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (as applicable, the "CERTIFICATE OF MERGER") in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed, or at such other time as Merger Subsidiary and the Company shall specify in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "EFFECTIVE TIME").

                    (c) In the event that Merger Subsidiary shall acquire at least ninety percent (90%) of the outstanding Shares, Parent and the Company hereby agree to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of Shares, in accordance with
Section 253 of the DGCL.

                    (d) The Merger shall have the effects specified under the DGCL. As of the Effective Time, the Company shall be a direct or indirect wholly-owned subsidiary of Parent.

                  SECTION 3.02. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

                    (a) each Share held by the Company or any subsidiary of the Company as treasury stock and each issued and outstanding Share owned by Parent,

Merger Subsidiary or any other Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

                    (b) each issued and outstanding Share, other than (i) Shares referred to in paragraph above and (ii) Dissenting Shares, shall be converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the price per Share paid pursuant to the Offer (the "MERGER CONSIDERATION"). At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

                    (c) each issued and outstanding share of capital stock of Merger Subsidiary shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                  SECTION 3.03. SURRENDER AND PAYMENT. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company to act as disbursing agent (the "DISBURSING AGENT") for the payment of the Merger Consideration upon surrender of certificates representing the Shares. Parent will enter into a disbursing agent agreement with the Disbursing Agent containing customary terms, and at such times, and from time to time, as the Disbursing Agent requires funds to make the payments pursuant to Section 3.02, Parent shall deposit or cause to be deposited with the Disbursing Agent cash in an aggregate amount necessary to make the payments pursuant to
Section 3.02 to holders of Shares (such amounts being hereinafter referred to as the "EXCHANGE FUND").

                    (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "CERTIFICATES"), and whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.02, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.

                    (c) If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer, and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

                    (d) Until surrendered in accordance with the provisions of this Section 3.03, each Certificate (other than Certificates representing Shares owned by Parent, Merger Subsidiary or any other Subsidiary of Parent, Shares held in the treasury of the Company, and Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

                    (e) At and after the Effective Time, there shall be no registration of transfers of Shares that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be canceled and exchanged for cash as provided in this Article III. At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

                    (f) Any portion of the Merger Consideration made available to the Disbursing Agent to pay for Shares for which appraisal rights have been perfected shall be returned to the Parent upon demand. At any time more than six months after the Effective Time, the Disbursing Agent shall upon demand of Parent deliver to it any funds that had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of Certificates shall look only to the Surviving Corporation (subject to the terms of this Agreement and abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate or the Shares represented thereby to a public official pursuant to any abandoned property, escheat or other similar law.

                  SECTION 3.04. STOCK OPTIONS AND OTHER EQUITY-BASED AWARDS. The Company shall terminate the Company's Stock Incentive Plan (the "COMPANY OPTION PLAN") immediately prior to the Effective Time without prejudice to the rights of the holders of options (the "Options") or restricted stock awards and performance share awards (collectively, the "STOCK AWARDS") awarded pursuant thereto and (b) on and after the date hereof grant no additional Options or Stock Awards under the Company Option Plan or otherwise. The Company shall pay, as soon as practicable following the Effective Time, in respect of each Option, whether or not then exercisable, an amount equal to the excess, if any, of the Merger Consideration over the exercise price of such Option, multiplied by the number of Shares subject to such Option and, in respect of each Stock Award, an amount equal to the product of the Merger Consideration multiplied by the number of Shares subject to such Stock Award.

                  SECTION 3.05. STOCK PURCHASE PLAN. (A) Pursuant to Section 15 of the Company's Employee Stock Purchase Plan (the "STOCK PURCHASE PLAN"), the Company shall accelerate the Exercise Date (as defined in the Stock Purchase
Plan) for the current Purchase Period (as defined in the Stock Purchase Plan) to the date hereof and shall immediately thereafter terminate the Stock Purchase Plan.

                  (b) On or prior to the Effective Time, the Company shall amend the last sentence of Section 12 of the Stock Purchase Plan to allow for the transferability of Shares acquired thereunder in connection with the transactions contemplated under this Agreement.

                  SECTION 3.06. DISSENTING SHARES. (A) Notwithstanding anything in this Agreement to the contrary, Shares that are held by any record holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL (the "DISSENTING SHARES") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the DGCL; PROVIDED, HOWEVER, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost such holder's rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without interest. Notwithstanding anything to the contrary contained in this Section 3.06, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares shall cease. The Surviving Corporation shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

                    (b) The Company shall give Parent (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by the Company and any other related instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.

                  SECTION 3.07. ADJUSTMENTS. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of Shares, or any stock dividend thereon with a record date during such period, the price per share to be paid to holders of Shares in the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement, as the case may be, shall be appropriately adjusted.

                  SECTION 3.08. WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

                  SECTION 3.09. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this
Article III.

                  SECTION 3.10. CERTIFICATE OF INCORPORATION. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the terms thereof and applicable law; PROVIDED, HOWEVER, that at the Effective Time, Article I of such certificate shall be amended by virtue of this Agreement to read as follows: "The name of the corporation is Lanier Worldwide, Inc."

                  SECTION 3.11. BYLAWS. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

                  SECTION 3.12. DIRECTORS AND OFFICERS. The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time until their successors are duly elected or appointed and qualified in accordance with applicable law.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                  The Company represents and warrants to Parent and Merger Subsidiary that:

                  SECTION 4.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, the term "COMPANY MATERIAL ADVERSE EFFECT" means any change or effect that has been, is or is reasonably likely to be, materially adverse to the condition (financial or otherwise), business, assets, liabilities, or results of operations of the Company and its Subsidiaries taken as a whole, or that adversely affects the ability of the Company to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays the Company's ability to perform its obligations hereunder, other than any change or effect relating in general to the industry in which the Company operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) the Company or (b) the announcement or pendency of the Offer or the Merger or the transactions contemplated by this Agreement. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect.

                  SECTION 4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate power and authority and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action (including the unanimous vote of the Board of Directors of the Company) on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Subsidiary, constitutes a legal, valid and binding agreement of the Company. Except as set forth in Section 4.02 of the Company Disclosure Letter, the Company has heretofore made available to Parent complete and correct copies of the certificates of incorporation and the bylaws or the equivalent organizational documents, in each case as in effect on the date of this Agreement, of the Company and each of its Subsidiaries.

                  SECTION 4.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the

Company of the transactions contemplated hereby do not require any consent, approval, compliance, exemption, authorization or permit of or other action by, or filing with, any Governmental Entity, other than (i) the filing of appropriate merger documents in accordance with the DGCL, (ii) the prior notification and reporting requirements of the European Community pursuant to Council Regulation 4064/89, as amended (the "EU ANTITRUST LAWS"), as well as any antitrust filings/notifications which must or may be effected at the national level in countries having jurisdiction, including without limitation The Republic of Colombia and Poland, (iii) compliance with any applicable requirements of the HSR Act, the Exchange Act, the Securities Act, any applicable state securities or "blue sky" laws and the rules of the NYSE, (iv) the filing of appropriate documents with the relevant authorities of states other than Delaware in which the Company or any of its Subsidiaries is authorized to do business, and (v) such filings as may be required in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its Subsidiaries' properties, if any, except for filings and approvals which are not required prior to the consummation of the Merger and where the failure of any such action to be taken or filing to be made would not have, individually or in the aggregate, a Company Material Adverse Effect.

                  SECTION 4.04. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws, or other organizational documents, of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets, (iii) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation, acceleration of (or change) any right or obligation or to the loss of any benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, the Company or any of its Subsidiaries) of, any provision of any agreement or other instrument to which the Company or any of its Subsidiaries is a party or that is binding upon the Company or any of its Subsidiaries or their respective properties or assets or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (iv) violate, conflict with or result in any breach, default or contravention of (with due notice or lapse of time or both), or the creation or imposition of any Lien, on any asset of the Company or any of its Subsidiaries, except with respect to clauses (iii) and (iv) above, as set forth in Section 4.04 of the Company Disclosure Letter or that would not have, individually or in the aggregate, a Company Material Adverse Effect.

                  SECTION 4.05. CAPITALIZATION. (A) The authorized capital stock of the Company consists of (i) 500,000,000 Common Shares and (ii) 25,000,000 shares of Preferred Stock, par value $.01 per share (the "PREFERRED STOCK"), of which an indeterminate number sufficient to enable the Company to comply with the Company Rights Plan are designated Participating Preferred Stock. As of November 20, 2000, 84,768,152 Common Shares were issued and outstanding, 3,083,044 Common Shares were held in treasury, 8,000,000 Common Shares were reserved for issuance pursuant to the Company Option Plan, 3,100,000 Common Shares were reserved for issuance pursuant to the Stock Purchase Plan, 200,000 Common Shares were reserved for issuance pursuant to the Deferred Compensation Plan for Directors, and no shares of Preferred Stock are outstanding. Except as described in this
Section 4.05 or in Section 4.05 of the Company Disclosure Letter, as of the date of this Agreement, no shares of capital stock of the Company are reserved for issuance for any purpose. Except as described in Section 4.05 of the Company Disclosure Letter, since June 30, 2000, no shares of capital stock have been issued by the Company except pursuant to the Company Option Plan, for which Common Shares are adequately reserved as described above, or pursuant to the Stock Purchase Plan (as in effect on the date hereof) or the Company's 401(k) Plan (the "COMPANY 401(K) PLAN") in the ordinary course of business. Except as set forth in Section 4.05 of the Company Disclosure Letter, the Company has not granted any options for, or other rights to purchase, any shares of capital stock of the Company. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and have not been issued in violation of (nor are any of the authorized shares of capital stock subject to) any preemptive or similar rights created by statute, the certificate of incorporation or bylaws of the Company, or any agreement to which the Company is a party or is bound.

                    (b) Except as set forth in paragraph above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock of the Company or obligating the Company to grant, issue or sell any shares of the capital stock of the Company. Except as set forth in Section
4.05 of the Company Disclosure Letter, there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any Common Shares or other capital stock of the Company, or the capital stock or other equity interests of any Subsidiary of the Company; or (ii) (other than advances to wholly-owned Subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Subsidiary of the Company or any other Person. There are no voting trusts, proxies or similar agreements or understandings to which the Company or any of its Subsidiaries is a party or to which any of them is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries and there are no contractual obligations or commitments of any character restricting the transfer of or requiring the negotiation of any shares of capital stock of the Company or any of its Subsidiaries. Except as issued prior to the date hereof pursuant to the Company Option Plan, there are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

                    (c) The Company has delivered to Parent complete and correct copies of the Company Option Plan and all forms of Options or other awards issued pursuant to the Company Option Plan, including all amendments thereto.
Section 4.05
of the Company Disclosure Letter sets forth a complete and correct list as of the date hereof of (i) the name of each holder of Options or other awards, (ii) the number of Options or other awards outstanding, (iii) the dates on which such Options or other awards were granted and (iv) the exercise price of each outstanding Option or other award.

                  SECTION 4.06. SUBSIDIARIES. (A) Each Subsidiary of the Company is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where failure to be so would not have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company are set forth in Section 4.06 of the Company Disclosure Letter.

                    (b) Except as set forth in Section 4.06 of the Company Disclosure Letter, each Subsidiary of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Lien and free and clear of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in Section 4.06 of the Company Disclosure Letter, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary of the Company, or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, and there is no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any such Subsidiary of the Company (the items in clauses (i) and (ii) above being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

                    (c) Except as disclosed in Section 4.06 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

                  SECTION 4.07. REPORTS. Except as set forth in Section 4.07 of the Company Disclosure Letter, since November 5, 1999, the Company and its Subsidiaries have timely filed (i) all forms, reports, schedules, statements and other documents required to be filed with the SEC, including (1) all Quarterly Reports on Form 10-Q, (2) all proxy statements relating to meetings of stockholders (whether annual or special), (3) all Current Reports on Form 8-K and (4) all registration statements (collectively and, together with the Company's Registration Statement on Form 10, as amended, hereinafter referred to as the "COMPANY SEC REPORTS"), and (b) any other applicable state securities authorities and (ii) all forms, reports, schedules, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except where the failure to file any such forms, reports, schedules, statements or other documents would not have a Company Material Adverse Effect (all such forms, reports, schedules, statements and other documents referred to in clauses (i) and (ii) of this Section 4.07 being hereinafter referred to, collectively, as the "COMPANY REPORTS"). The Company Reports (i) have been made available to Parent, (ii) were prepared in all material respects in accordance with the requirements of applicable law (including, with respect to the Company SEC Reports, the Securities Act or the Exchange Act, as the case may be) and (iii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to periodic reporting requirements of the Exchange Act or is otherwise required to file documents with the SEC or any comparable Governmental Entity or any national securities exchange or quotation service.

                  SECTION 4.08. FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Reports, including reports on Forms 10 and 10-Q, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended; PROVIDED, HOWEVER, any unaudited consolidated interim financial statements are subject to normal year-end adjustments and footnote disclosure, none of which would have, individually or in the aggregate, a Company Material Adverse Effect. The books and records of the Company and its Subsidiaries have been, and are being, maintained, in all material respects, in accordance with GAAP and all other legal and accounting requirements. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, inchoate or otherwise, which are required to be recorded or reflected on a balance sheet under GAAP, and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company as of June 30, 2000 and the footnotes thereto set forth in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, and (ii) liabilities or obligations incurred since June 30, 2000 in the ordinary course of business and that would not have, individually or in the aggregate, a Company Material Adverse Effect.

                  SECTION 4.09. PROXY STATEMENT; OFFER DOCUMENTS; SCHEDULE TO
SCHEDULE 14D-9. (A) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including the Schedule 14D-9, the proxy or information statement of the Company (the "COMPANY PROXY STATEMENT"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

                    (b) (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) each Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto with the SEC and at the time first distributed or disseminated to the Company's Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(b) will not apply to statements included in or omissions from the Company Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.

                    (c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent in writing specifically for use in the Offer Documents, at the time of the filing thereof with the SEC, at the time first distributed or disseminated to the Company's Stockholders and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  SECTION 4.10. ABSENCE OF CERTAIN CHANGES. Except as disclosed in Section 4.10 of the Company Disclosure Letter, since June 30, 2000:

                    (a) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices;

                    (b) there has not been a Company Material Adverse Effect;

                    (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries or any split, combination or reclassification of any of the Company's capital stock or issuance or authorization relating to the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock;

                    (d) there has not been any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

                    (e) there has not been any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money or any other agreement or arrangement entered into by the Company or any of its Subsidiaries having the economic effect of any of the foregoing, except (i) accounts payable of the Company or any of its Subsidiaries incurred in the ordinary course of business consistent with past practice, (ii) pursuant to loan and other financing agreements disclosed in Section 4.10(e) of the Company Disclosure Letter;

                    (f) there has not been any creation or assumption by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices (including the sale, pledging or assignment of receivables) except in connection with indebtedness referred to in clause (e) above;

                    (g) there has not been any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of the Company;

                    (h) except as disclosed in Section 4.05 to this Agreement or in Section 4.10(h) of the Company Disclosure Letter or except in the ordinary course of business consistent with past practice, there has not been any (i) grant of any severance or termination pay to any director, executive officer or key employee of the Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, executive officer or key employee of the Company or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director, executive officer or key employee of the Company or any of its Subsidiaries, or (iv) increase in compensation, bonus or other benefits payable to directors, executive officers or key employees of the Company or any of its Subsidiaries;

                    (i) there has not been any sale or transfer by the Company or any of its Subsidiaries of any of the assets of the Company or any of its Subsidiaries (other than sales or transfers of immaterial assets in the ordinary course of business), cancellation of any material debts or claims or waiver of any material rights by the Company or any of its Subsidiaries;

                    (j) there has not been any amendment to the Company's certificate of incorporation or bylaws;

                    (k) neither the Company nor any of its Subsidiaries has made any loans, advances or capital contributions to or investments in, any other person, other than to any direct or indirect wholly-owned Subsidiary of the Company and other than travel and entertainment advances to employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices;

                    (l) except for this Agreement, neither the Company nor any of its Subsidiaries has entered into any material transaction or incurred any material expenditure other than in the ordinary course of business or as permitted under other sections of this Agreement or in connection with the transactions contemplated hereby;

                    (m) there has not been any material adverse change in a material customer or material supplier relationship, including any cancellation or termination or written notice of cancellation or termination by any material customer or material supplier of its relationship or a material portion of its relationship with the Company or any of its Subsidiaries, or any material decrease in the usage or purchase of the products or services of the Company or any of its Subsidiaries by any such customer or any material decrease or limitation of services or supplies of the products or services to the Company or any of its Subsidiaries by any such supplier which is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

                    (n) there has not been any strike or material grievance or claim of wrongful discharge or other unlawful labor practice or action that is reasonably likely to have a Company Material Adverse Effect;

                    (o) there has not been a material revaluation by the Company or any of its Subsidiaries of any of its significant assets;

                    (p) there has not been an amendment or termination of any material contract, agreement or license to which the Company or any of its Subsidiaries is a party or by which it is bound;

                    (q) there has not been a regulatory decision by a Governmental Entity that would have a Company Material Adverse Effect;

                    (r) there has not been any waiver or release of any material right of claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries, other than in the ordinary course of business and consistent with past practices; and

                    (s) there has not been any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                  SECTION 4.11. LITIGATION. Except as described in Section 4.11 of the Company Disclosure Letter, there is no action, suit, counterclaim, investigation or proceeding (whether judicial, arbitral, administrative or other) pending against or threatened in writing received by the Company or any of its Subsidiaries (or any basis therefor) or, to the best of the Company's Knowledge, threatened against the Company or any of its Subsidiaries, any present or former officer, director or employee or other

Person for which the Company or any of its Subsidiaries may be liable or to which any of their respective properties, assets or rights are reasonably likely to be subject before any court or arbitrator or any Governmental Entity, except for such actions, suits, counterclaims, investigations or proceedings that have not had and cannot reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being understood that this representation shall not include any litigation which might result in an order, injunction or decree of the nature described in paragraph of Annex A), nor is there any judgment, decree, injunction, rule or order of any court or arbitrator or any Governmental Entity outstanding against the Company or any of its Subsidiaries which would have, individually or in the aggregate, a Company Material Adverse Effect.

                  SECTION 4.12. EMPLOYEE BENEFIT PLANS; EMPLOYEE RELATIONS. (A)
Section 4.12 of the Company Disclosure Letter contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, profit-sharing, severance, employment (including any consulting arrangement equivalent to executive-level employment agreements), change-in-control, fringe benefit, welfare benefit, employee pension, savings, retirement, accident insurance, vacation, collective bargaining, bonus, incentive, deferred compensation and all other written employee benefit plans, agreements, programs, policies, commitment or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, whether legally binding or not, under which any U.S. employee or former U.S. employee of the Company has any present or future right to benefits or under which the Company has any present or future liability. All plans, agreements, programs, policies, commitments and arrangements, if sponsored, maintained or contributed to by the Company for its U.S. employees, are hereinafter collectively referred to as the "BENEFIT PLANS" and, if sponsored, maintained or contributed to by the Company for its foreign employees, are hereinafter collectively referred to as the "FOREIGN BENEFIT PLANS". Except where the context otherwise requires, all references to the "Company" in this Section 4.12 shall refer to the Company and any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with the Company under Section 414(b), (c), (m) or
(o) of the Code.

                    (b) The Company has, with respect to each Benefit Plan, if applicable, delivered or made available to Parent true and complete copies of:
(i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications that would alter the terms of any Benefit Plans or the most recent summary plan description; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent annual audited financial statement and opinion; (v) if the plan is intended to qualify under Code section 401, the most recent determination letter received from the Internal Revenue Service; and
(vi) all material communications with any Governmental Entity (including the Pension Benefit Guarantee Corp. and the Internal Revenue Service) given or received within the past three years.

                    (c) Except as set forth in Section 4.12(c) of the Company Disclosure Letter, all amounts properly accrued as liabilities to or expenses of any Benefit Plan have been properly reflected on the Company's most recent financial statements to the extent required by GAAP. Since the date of the Company's most recent financial statements, there has been no amendment or change in interpretation by the Company relating to any Benefit Plan which would materially increase the cost thereof.

                    (d) Except as set forth in Section 4.12(d) of the Company Disclosure Letter, the Company does not maintain or contribute to, and has not within the preceding three years maintained or contributed to, or had during such period the obligation to maintain or contribute to, any Benefit Plan subject to either Code section 412 or Title IV ERISA or any "multiple employer plan" within the meaning of the Code or ERISA. The Company is not subject to any material unpaid liability under Title IV of ERISA (other than the payment of PBGC premiums).

                    (e) Each Benefit Plan is in material compliance with all applicable laws and regulations. Except as set forth in Section 4.12(e) of the Company Disclosure Letter, each Company Benefit Plan which is intended to qualify under Code section 401 has been issued a favorable determination letter by the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Code section 501, and, to the Knowledge of the Company, no event has occurred since such date which would adversely affect such qualification or exemption. Except as set forth in Section 4.12(e) of the Company Disclosure Letter, each Benefit Plan that requires registration with a relevant Governmental Body has been so registered.

                    (f) Each Foreign Benefit Plan sponsored, maintained by or contributed to by the Company is in material compliance with all applicable foreign laws and regulations.

                    (g) Except as set forth in Section 4.12(g) of the Company Disclosure Letter, there are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Benefit Plan as to which the Company has or could reasonably be expected to have any direct or indirect actual or contingent material liability.

                    (h) Each Benefit Plan which is a "group health plan" (as defined in ERISA section 607(1)) is in material compliance with the provisions of ERISA section 601 ET SEQ., the Health Insurance Portability and Accountability Act and any other applicable, federal, state or local law.

                    (i) Except as set forth on Section 4.12(i) of the Company Disclosure Letter, there are no (i) Benefit Plans maintained by the Company pursuant to which welfare benefits are provided to current or former employees beyond their retirement or other termination of service, other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employees or their dependents; or

(ii) unfunded Company Benefit Plan obligations with respect to any current or former employee of the Company which are not fairly reflected by reserves shown on the consolidated balance sheet of the Company at June 30, 2000.

                    (j) Except as set forth in Section 4.12(j) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of the payment or vesting of, or increase the amount of, any compensation due to any current or former employee of the Company; (iii) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975) or a breach of fiduciary responsibility within the meaning of ERISA section 502(l) as to which the Company has or reasonably could be expected to have any direct or indirect actual material liability; (iv) reasonably be expected to result in any "excess parachute payment" under Code section 280G; or (v) result in any material liability to any present or former employee, including as a result of the Worker Adjustment and Retraining Notification Act or any similar state law (collectively, "WARN").

                    (k) The Company has disclosed in Section 4.12(k) of the Company Disclosure Letter those contracts, agreements, plans or arrangements covering any executive officer of the Company, including the Company Option Plan (as to Options only), that are intended to satisfy the performance-based exception for compensation deductible under Section 162(m) of the Code.

                    (l) The Company has no liability, whether absolute or contingent, including any material obligations under any Benefit Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

                    (m) Neither the Company nor any Benefit Plan, or to the Company's Knowledge any "disqualified person" (as defined in Code section 4975) or any "party in interest" (as defined in ERISA section 3(18)), has engaged in any non-exempt prohibited transaction (within the meaning of Code section 4975 or ERISA section 406) which could reasonably be expected to result in any material liability to the Company.

                    (n) Section 4.12(n) of the Company Disclosure Letter sets forth the approximate number of employees in the aggregate, the approximate number of full-time personnel and the approximate number of contract workers of the Company as of September 29, 2000. Except as disclosed in Section 4.12(n) of the Company Disclosure Letter, there are no labor unions or other organizations representing, purporting to represent, or attempting to represent, any employee of the Company, and no union organizing efforts have been conducted within the last three years or are now being conducted. Except as disclosed in Section 4.12(n) of the Company Disclosure Letter does not currently have, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute. Except as set forth in Section 4.12(n) of the Company Disclosure Letter, the Company has not as of the date hereof incurred any liability or obligation under WARN. Except as set forth in
Section 4.12(n) of the Company Disclosure Letter, the Company has not violated any provision of federal or state law or any governmental rule or regulation, or any order, decree, judgment arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees.

                  SECTION 4.13. TAXES. (A) Except as set forth in Section 4.13 of the Company Disclosure Letter or as would not have a Company Material Adverse
Effect:

                    (i) The Company and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or, with respect to Tax Returns not yet due, will file or cause to be timely filed, all material Tax Returns required by applicable Law to be filed by any of them prior to or as of the Effective Time. All such Tax Returns and amendments thereto are, or with respect to Tax Returns not yet due, will be, true, complete and correct in all material respects.

                    (ii) The Company and its Subsidiaries have paid (or have had paid on their behalf), or have established (or have had established on their behalf and for their sole benefit and recourse), or where payment is not yet due, will establish or cause to be established on or before the Effective Time, an adequate accrual for the payment of, all material Taxes due, with respect to any period ending prior to or as of the Effective Time.

                    (iii) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Tax Returns of the Company or its Subsidiaries wherein an adverse determination or ruling in any one such proceedings or in all such proceedings in the aggregate could have a Company Material Adverse Effect.

                    (iv) No deficiency or adjustment for any material Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary that has not been paid or otherwise discharged or for which the Company has taken adequate reserves. There are no material Liens for Taxes upon the assets of the Company or its Subsidiaries, except Liens for current Taxes not yet due.

                    (v) Section 4.13 of the Company Disclosure Letter sets forth all Tax sharing agreements, Tax indemnity agreements and similar agreements to which the Company or any Company Subsidiary is a party. The Company and its Subsidiaries have timely paid, or will have timely paid, any amounts required to be paid on or before the Effective Time with respect to Taxes owed as a result of any Tax sharing agreements, Tax indemnity agreements or similar agreements ("TAX SHARING AGREEMENT AMOUNTS") of the Company and its Subsidiaries. Any Tax Sharing Agreement Amounts required to be paid by or with respect to the Company and its Subsidiaries after the date of this Agreement shall be timely paid.

                    (vi) No requests, agreements, consents or waivers to extend the time to assess any Taxes are pending.

                    (vii) Neither the Company nor any Company Subsidiary is a party to any contract, agreement or other arrangement currently in effect (or which will be in effect prior to the Effective Time) which provides (or will provide) for the payment of any amount which would not be deductible by reason of Section 280G or Section 162(m) of the Code.

                (b) For purposes of this Agreement, the following terms shall have the following meanings:

                    (i) "TAXES" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

                    (ii) "TAX AUTHORITY" shall mean the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

                    (iii) "TAX RETURNS" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

                  SECTION 4.14. FINDERS AND INVESTMENT BANKERS. Except for the Company Financial Advisor, whose fees will be paid by the Company pursuant to an engagement letter, a complete and correct copy of which has previously been provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding to pay any fee or commission to any investment banker, broker, finder or other intermediary on behalf of any significant stockholders of the Company in their capacity as stockholders of the Company in connection with the transactions contemplated by this Agreement.

                  SECTION 4.15. OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of the Company Financial Advisor, a complete and correct copy of which has been provided to Parent, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the holders of Shares (other than Parent or its Affiliates) is fair to such holders from a financial point of view.

                  SECTION 4.16. VOTE REQUIRED. The only vote of the holders of any class or series of the Company's capital stock, if any, necessary to approve the Merger is the affirmative vote of the holders of a majority of the outstanding Common Shares.

                  SECTION 4.17. STATE TAKEOVER STATUTES. The Board of Directors of the Company has taken all necessary actions to exempt the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement from the provisions of Section 203 of the DGCL. To the best of the Company's Knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement.

                  SECTION 4.18. AMENDMENT TO THE COMPANY RIGHTS PLAN. The Board of Directors of the Company has taken all necessary action (including any amendment thereof) under the Company Rights Plan (without redeeming the Rights) so that none of the execution or delivery of this Agreement, the making or consummation of the Offer (including the acquisition of Shares pursuant to the Offer under this Agreement), the consummation of the Merger or any other transaction contemplated hereby will cause (i) the Rights to become exercisable under the Company Rights Plan or to separate from the stock certificates to which they are attached, (ii) a Flip-in Date or Stock Acquisition Date (each as defined in the Company Rights Plan) to occur, or (iii) Parent, Merger Subsidiary or any of their Affiliates to be deemed an Acquiring Person (as defined in the Company Rights Plan); and (b) the Company Rights Plan will expire immediately prior to the Effective Time; and the Company Rights Plan, as so amended, has not been further amended or modified. The Company has furnished Parent with complete and correct copies of all such actions of the Board of Directors of the Company.

                  SECTION 4.19. ENVIRONMENTAL MATTERS. Except (i) as set forth in the Company SEC Reports filed prior to the date of this Agreement, (ii) as disclosed in Section 4.19 of the Company Disclosure Letter and (iii) for those matters that, in the aggregate, would not have, or would not reasonably be expected to have, a Company Material Adverse Effect:

                    (a) The Company and each of its Subsidiaries, and, to the Knowledge of the Company, their respective predecessors, if any, have been at all times operated, and are, in full compliance in all material respects with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws.

                    (b) The Company and each of its Subsidiaries have obtained, are in compliance with, and have made all appropriate filings for issuance or renewal of, all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("ENVIRONMENTAL PERMITS"), including those regulating emissions, discharges or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of the Company or any of its Subsidiaries.

                    (c) All of the Company's and its Subsidiaries' owned or, to the Knowledge of the Company, leased real property is free of any Hazardous Substances (except those authorized pursuant to and in accordance with applicable Environmental Laws) and free of all contamination arising from or relating to any release, discharge or emission of Hazardous Substances.

                    (d) There are no claims, notices, civil, criminal or administrative actions, suits, hearing investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits.

                    (e) There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans (i) that are reasonably likely to give rise to any liability or other obligation under any Environmental Laws that are reasonable likely to require the Company or any of its Subsidiaries to incur any actual or potential Environmental Costs or (ii) that is reasonably likely to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving the Company or any of its Subsidiaries based on or related to any Environmental Matter or that could require the Company or any of its Subsidiaries to incur any Environmental Costs.

                    (f) There are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, about, under or within any real property owned, operated or controlled in whole or in material part by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any Knowledge of any spill or release or leak from any pits, tanks or containers.

                    (g) Neither the Company nor any of its Subsidiaries has received any notice (written or oral) or other communication that any of them is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Substances, or other location used for the disposal of any Hazardous Substances, or notice of any failure of the Company or any of its Subsidiaries to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit.

                    (h) Neither the Company nor any of its Subsidiaries has used any waste disposal site, or otherwise disposed of, transported or arranged for the transportation of, any Hazardous Substances to any place or location, in violation of any Environmental Laws.

                  SECTION 4.20. TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; LEASES; CONDITION OF FACILITIES AND MACHINERY AND Equipment. (a) The Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) owned by them and material to the conduct of their respective businesses as such businesses are now being conducted.

Neither the Company's nor any of its Subsidiaries' ownership of or leasehold interest in any such property is subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exception or restriction or claim or charge of any kind (collectively, "ENCUMBRANCES"), except for such Encumbrances as are set forth in Section 4.20 of the Company Disclosure Letter or which secure indebtedness for borrowed money reflected in the financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000 or the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2000 or are not in the aggregate reasonably likely to have a Company Material Adverse Effect. All such property is in good condition and repair, normal wear and tear excepted, and adequate in all respects for the continued conduct of the business of the Company and its Subsidiaries in the manner in which it is currently conducted, except to the extent that the condition of any property would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

                  (b) The Company and its Subsidiaries have good and marketable title to, or in the case of leased property and assets, valid leasehold interests in, all of their tangible personal properties and assets, used or held for use in their respective businesses, and such properties and assets, as well as all other properties and assets of the Company and its Subsidiaries, whether tangible or intangible, are free and clear of any Encumbrances, except for such Encumbrances as are set forth in Section 4.20 of the Company Disclosure Letter or which secure indebtedness for borrowed money reflected in the financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000 or the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2000 or are not in the aggregate reasonably likely to have a Company Material Adverse Effect. Except for normal wear and tear, the machinery and equipment of the Company and its Subsidiaries necessary for the conduct by the Company and its Subsidiaries of their respective businesses as presently conducted are in good operating condition and in a state of reasonable maintenance and repair, except where the lack thereof would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

                  SECTION 4.21. COMPLIANCE WITH LAWS; GOVERNMENT APPROVALS. (a) The Company and each of its Subsidiaries is and at all times since January 1, 1995 has been in compliance with and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any statute, law, rule, regulation, judgement, decree, order, permit, license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries (including the Occupational Safety and Health Act, 29 U.S.C. Section 641 et seq. and laws relating to indoor release or exposure to hazardous substances) or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected, except for failures to comply or violations that have not had or cannot reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (b) The Company and its Subsidiaries hold all consents, permits, licenses, variances, exemptions, orders and approvals from Governmental

Entities that are material to the operation of the business of the Company and its Subsidiaries taken as a whole (collectively, the "COMPANY PERMITS"). The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply, individually or in the aggregate, would not have a Company Material Adverse Effect.

                  SECTION 4.22. INSURANCE. The Company and its Subsidiaries maintain and have maintained without interruption during the past three years, policies or binders of insurance covering such risks and events, including personal injury, property damage and general liability, and in amounts the Company and its Subsidiaries reasonably believe adequate for their respective businesses and operations and, except as set forth on Section 4.22 of the Company Disclosure Letter, such policies shall not terminate as a result of the consummation of the transactions contemplated hereby.

                  SECTION 4.23. ABSENCE OF SENSITIVE PAYMENTS. To the Company's Knowledge, none of the Company, any of its Subsidiaries or Affiliates or any officer or director of any of them, acting alone or together, has performed any of the following acts: (i) the making of any contribution, payment, remuneration, gift or other form of economic benefit (a "PAYMENT") to or for the private use of any governmental official, employee or agent where the Payment or the purpose of the Payment was illegal under the laws of the United States or the jurisdiction in which such payment was made, or (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books.

                  SECTION 4.24. AFFILIATE TRANSACTIONS. Except to the extent disclosed in any Company SEC Report, there are no other transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company's Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

                  SECTION 4.25. CONTRACTS. There is no contract, agreement or understanding required to be described in or filed as an exhibit to any Company SEC Report that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be. Except as would not individually or in the aggregate have a Company Material Adverse Effect, all such contracts, agreements and understandings are valid and binding and are in full force and effect and enforceable in accordance with their respective terms, other than contracts, agreements or understandings which are by their terms no longer in force or effect. Except to the extent any of the following would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or any of its Subsidiaries is not in violation or breach of or default under any such contract, agreement or understanding, nor, to the Company's Knowledge, is any other party to any such contract, agreement or understanding. Except as set forth in Section 4.25 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement or arrangement (including any lease of real property) (i) restricting the ability of the Company or any of its Subsidiaries (or after the Merger, Parent or any of its Subsidiaries) to compete in or conduct any line of business or to engage in business in any geographic area, (ii) containing covenants of any other Person not to compete in any material respect with the Company or any of its Subsidiaries or (iii) containing any so-called "most favored nation" provisions or any similar provision requiring the Company or any of its Subsidiaries (or after the Merger, Parent or any of its Subsidiaries) to offer a third party terms or concessions at least as favorable as offered to one or more other parties, or (b) financial derivatives master agreements, confirmations, or futures account opening agreements and/or brokerage statements evidencing financial hedging or other trading activities.

                  SECTION 4.26. SUPPLIERS. Section 4.26 of the Company Disclosure Letter sets forth (i) a list of all suppliers of the Company or any of its Subsidiaries to whom the Company and its Subsidiaries made payments in excess of $1,000,000 during the fiscal year ended June 30, 2000 and (ii) the dollar amount of payments made to each such supplier in such fiscal year. No supplier required to be listed in Section 4.26 of the Company Disclosure Letter has (i) given notice to the Company or any of its Subsidiaries that it intends to terminate its relationship with the Company or any of its Subsidiaries, or
(ii) threatened in writing to terminate its relationship with the Company or any of its Subsidiaries. To the Knowledge of the Company, no supplier required to be listed in Section 4.26 of the Company Disclosure Letter is likely to pursue a course of action having either the purpose or effect of terminating its relationship with the Company or any of its Subsidiaries if the transactions contemplated by this Agreement are consummated.

                  SECTION 4.27. INTELLECTUAL PROPERTY. The Company and its Subsidiaries own, license or otherwise possess legally enforceable and otherwise adequate rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, schematics, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are required or reasonably necessary for the conduct of business of the Company or any of its Subsidiaries as currently conducted (collectively, the "COMPANY INTELLECTUAL PROPERTY RIGHTS"). All of the Company Intellectual Property Rights are owned or licensed by the Company or one of its Subsidiaries, free and clear of all Encumbrances, except for those Encumbrances under or set forth in applicable license agreements or that would not, individually or in the aggregate, have a Company Material Adverse Effect, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has forfeited or otherwise relinquished any Company Intellectual Property Rights which forfeiture would have a Company Material Adverse Effect. To the Knowledge of the Company, except as set forth in Section
4.27 of the Company Disclosure Letter, the use of the Company Intellectual Property Rights by the Company and its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill (including any intellectual property right, trademark, tradename, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor) of any other Person, and neither the Company nor any of its Subsidiaries has received notice of any claim or otherwise has Knowledge that any of the Company Intellectual Property Rights is invalid, conflicts with the asserted rights of any other Person, has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intellectual Property Rights, except for such conflicts, infringements, violations, interferences, claims, invalidity, abandonments, cancellations or unenforceability that would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  SECTION 4.28. VOICE PRODUCTS.

                    (a) Prior to the execution and delivery of this Agreement, the Company has entered into the Asset Purchase Agreement (a copy of which is attached hereto as Annex C), dated the date hereof, among the Company, LVS Acquisition LLC, and Platinum Equity, LLC (the "VOICE ASSET PURCHASE AGREEMENT") for the sale of its voice products (dictation) business (the "VOICE PRODUCTS BUSINESS"). The execution, delivery and performance by the Company of the Voice Asset Purchase Agreement, and the consummation by the Company of the transactions contemplated thereby do not require any consent, approval, compliance, exemption, authorization or permit of or other action by, or filing with, any Governmental Entity, other than compliance with any applicable requirements of the HSR Act.

                    (b) The execution, delivery and performance by the Company of the Voice Asset Purchase Agreement and the consummation by the Company of the transactions contemplated thereby do not and will not (i) contravene or conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws, or other organizational documents, of the Company or any of its Subsidiaries, (ii) contravene or conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets, (iii) other than the consent of the Company's lenders set forth in Section 4.28(b) of the Company Disclosure Letter (which were obtained) or as otherwise disclosed in Section 4.28(b) of the Company Disclosure Letter, require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation, acceleration of (or change) any right or obligation or to the loss of any benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, the Company or any of its Subsidiaries) of, any provision of any agreement or other instrument to which the Company or any of its Subsidiaries is a party of that is binding upon the Company or any of its Subsidiaries or their respective properties or assets or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (iv) except as would not have, individually or in the aggregate, a change that has been, is or is reasonably likely to be, materially adverse to the condition (financial or otherwise), business, assets, liabilities, or results of operations of the voice products (dictation) business, violate, conflict with or result in any breach, default or contravention of (with due notice or lapse of time or both), or the creation or imposition of any Lien, on any assets of the Company or any of its Subsidiaries.

                    (c) Except as set forth in Section 4.29(c) of the Company Disclosure Letter, as a result of the sale contemplated by the Voice Asset Purchase Agreement, the Company will not have (or become obligated for) any liabilities

(whether accrued, contingent, absolute, determined, determinable, known, unknown or otherwise) of or relating to such Voice Products Business or the sale thereof.

                    (d) Except for the Company Financial Advisor, who will be paid a fee of $235,770 by the Company in connection with the sale of the Voice Products Business, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the sale of the Voice Products Business.

                    (e) The Purchase Price (as defined in the Voice Asset Purchase Agreement), as the same may be adjusted pursuant to certain provisions of the Voice Asset Purchase Agreement (including as decreased for payments made by the Company and as increased for payments received by the Company pursuant to
Section 1.5 thereto), less the liabilities of the Voice Products Business not assumed by the purchaser pursuant to Section 3.1 of the Voice Asset Purchase Agreement (other than the amount of any retained liabilities in respect of payroll expenses and related payroll taxes) is equal to or greater than $10,000,000.

                  SECTION 4.29. YEAR 2000. Prior to the date of this Agreement, the Company and its Subsidiaries have undertaken a concerted effort to ensure that all the computer software, computer firmware, computer hardware and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company or any or its Subsidiaries in the conduct of their respective businesses will not malfunction, will not cease to function, will not generate incorrect data, and will not provide incorrect results when processing, providing and/or receiving date-related data into and between the years 1999 and 2000 and (b) date-related data in connection with any valid date in the twentieth and twenty-first centuries. As of the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company reasonably believes that such effort will be successful.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                    OF PARENT

               Parent represents and warrants to the Company that:

                  SECTION 5.01. CORPORATE EXISTENCE AND POWER. Parent and Merger Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Parent Material Adverse Effect. For purposes of this Agreement, the term "PARENT MATERIAL ADVERSE EFFECT" means any change or effect that has been, is or is reasonably likely to be, materially adverse to the condition (financial or otherwise), business, assets or results of operations of Parent and its Subsidiaries taken as a whole or adversely affects the ability of Parent to consummate the transactions contemplated by this Agreement in any material respect or materially impairs or delays Parent's ability to perform its obligations hereunder, other than any change or effect relating in general to the industry in which Parent operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) Parent. Merger Subsidiary has not engaged and will not engage in any activities other than in connection with or as contemplated by this Agreement and the transactions contemplated hereby.

                  SECTION 5.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby (including the consummation by Merger Subsidiary of the Merger) are within their respective corporate power and authority and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary, as the case may be. Parent, as sole stockholder of Merger Subsidiary, and the Board of Directors of Merger Subsidiary have approved the Merger and no further corporate or stockholder action is required on the part of Merger Subsidiary in connection with the consummation of the Merger other than the filing of the Certificate of Merger as contemplated by this Agreement. No vote of the holders of any of the outstanding shares of capital stock of Parent is necessary to approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Subsidiary.

                  SECTION 5.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby (including the consummation by Merger Subsidiary of the Merger) do not require any consent, approval, compliance, exemption, authorization or permit of or other action by, or filing with, any Governmental Entity other than (i) the filing of appropriate merger documents in accordance with the DGCL, (ii) the prior notification and reporting requirements of the European Community pursuant to the EU Antitrust Laws as well as any antitrust filings/notifications which must or may be effected at the national level in countries having jurisdiction, including without limitation The Republic of Colombia and Poland, and (iii) compliance with any applicable requirements of the HSR Act, the Exchange Act, the Securities Act, any applicable state securities or "blue sky" laws and the rules of any stock exchange on which the securities of Parent trade or are listed, except for filings and approvals which are not required prior to consummation of the Merger and where the failure of any such action to be taken or filing to be made would not have, individually or in the aggregate, a Parent Material Adverse Effect.

                  SECTION 5.04. NON-CONTRAVENTION. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not (i) contravene or conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent, (ii) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its assets, or (iii) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation or acceleration of (or change) any right or obligation or to the loss of any benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, Parent) of, any provision of any agreement or other instrument to which Parent is a party or that is binding upon Parent or its properties or assets or any license, franchise, permit or other similar authorization held by Parent, except for any occurrences or results referred to in clause (iii) above that would not have, individually or in the aggregate, a Parent Material Adverse Effect. The execution, delivery and performance by Merger Subsidiary of this Agreement and the consummation of the Merger by Merger Subsidiary do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Subsidiary.

                  SECTION 5.05. DISCLOSURE DOCUMENTS. The information with respect to Parent or Merger Subsidiary that Parent furnishes to the Company in writing specifically for use in the Company Disclosure Documents, at the time of the filing thereof with the SEC, and at the time first distributed or disseminated to the Company's stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Offer Documents will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent with respect to statements included in or omissions from the Offer Documents based upon information furnished to Parent or Merger Subsidiary by the Company specifically for use therein.

                  SECTION 5.06. FUNDS. Parent and Merger Subsidiary, at the expiration date of the Offer (after giving effect to any extensions of the scheduled expiration date of the Offer permitted or required under Section 2.01(c) of this Agreement) and at the Effective Time, will have the funds necessary to consummate the Offer and the Merger, respectively.

                  SECTION 5.07. SHARE OWNERSHIP. None of Parent, Merger Subsidiary, or any of their respective controlled Affiliates beneficially owns any Shares.

                  SECTION 5.08. LITIGATION. There is no action, suit, proceeding or, to the knowledge of the Parent, governmental investigation pending or threatened against either Parent or Merger Subsidiary or any of their Subsidiaries that seeks to or could reasonably be expected to have a Parent Material Adverse Effect on the ability of the Parent or Merger Subsidiary to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or Merger Subsidiary or any of their Subsidiaries having any such effect (it being understood that this representation shall not include any litigation which might result in an order, injunction or decree of the nature described in paragraph of Annex A).

                                   ARTICLE VI

                                    COVENANTS

                  SECTION 6.01. CONDUCT OF THE COMPANY. Except as expressly contemplated by this Agreement, from the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees. Except as otherwise approved in writing by Parent or as expressly contemplated by this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time:

                    (a) the Company shall not, and shall not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or bylaws (or equivalent organization documents);

                    (b) the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, lease or manage (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, other than assets that are immaterial to the Company and its Subsidiaries taken as a whole and except for purchases in the ordinary course of business consistent with past practice;

                    (c) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, or any stock or other owner-ship interest in any of its properties, assets or subsidiaries, other than (i) in the ordinary course of business consistent with past practice, (ii) pursuant to any agreements existing as of the date hereof, which agreements are set forth on Section 4.20 of the Company Disclosure Letter and shall not be amended in any manner adverse to the Company or its Subsidiaries without the prior written consent of Parent, (iii) any Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been provided in the consolidated balance sheet of the Company at June 30, 2000 and (iv) such mechanics and similar Liens, if any, as do not materially detract from the value of any of such properties, assets, stock or other ownership interests or materially interfere with the present use of any of such properties or assets;

                    (d) the Company shall not, and shall not permit any of its Subsidiaries to, declare, set aside or pay any dividends or make any distributions on shares of capital stock, other than dividends or distributions by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary;

                    (e) the Company shall not, and shall not permit any of its Subsidiaries to, (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any capital stock of the Company or any Company Subsidiary Securities, or any security convertible into or exercisable for either of the foregoing, other than the issuance of Shares pursuant to the Stock Purchase Plan in the ordinary course of business in accordance with its terms or upon the exercise of Options outstanding on the date hereof and as described in
Section 4.05, (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any of its Subsidiaries or (iii) except as required by this Agreement or as disclosed in Section 4.05, repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                    (f) except as otherwise expressly permitted hereby or as set forth in Section 6.01(f) of the Company Disclosure Letter, the Company and its Subsidiaries shall not make any commitment or enter into, or amend, modify or terminate, any contract or agreement material to the Company and its Subsidiaries taken as a whole except in the ordinary course of business consistent with past practice;

                    (g) except for borrowings under existing credit facilities in place as of the date hereof made in the ordinary course of business consistent with past practices and except as contemplated by Section 6.01(g) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under its line of credit for working capital purposes and the endorsement of checks in the ordinary course of business; or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly-owned Subsidiary of the Company and other than travel and entertainment advances to employees in the ordinary course of business consistent with past practice;

                    (h) except as contemplated by Section 6.01(h) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation payable or to become payable to its officers, directors or key employees, (ii) grant any severance or termination pay to officers, directors or key employees, (iii) enter into any employment, severance or consulting agreement with any current or former director, officer or other key employee of the Company or any of its Subsidiaries or (iv) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

                    (i) except as disclosed in the Company SEC Reports filed prior to the date hereof and except as may be required as a result of a change in law or in GAAP or a change in order to comply with SEC requirements, the Company shall not, and shall not permit any of its Subsidiaries to, change any of its accounting policies or its procedures (including procedures with respect to the payment of accounts payable and collection of accounts receivable);

                    (j) the Company shall not, and shall not permit any of its Subsidiaries to, enter into or make any contract or commitment (including in respect of capital expenditures), or series of related contracts or commitments, involving payments in excess of $500,000;

                    (k) the Company shall, and the Company shall ensure that each of its Subsidiaries shall, use its reasonable best efforts to keep or cause to be kept its insurance policies (or substantial equivalents) duly in force until the Effective Time and shall give Parent notice of any material change in its insurance policies;

                    (l) the Company shall not amend, consent to the amendment of, or waive any of the following agreements between the Company and Harris
Corporation: (i) the Employee Benefits Compensation and Allocation Agreement,
(ii) the Intellectual Property Agreement, (iii) the Registration Rights Agreement, (iv) the Tax Disaffiliation Agreement, or (v) the Ancillary Workers Compensation Agreement, each of which is dated as of November 5, 1999 or (vi) the Agreement and Plan of Distribution, dated October 22, 1999;

                    (m) the Company shall not amend, consent to the amendment of, or waive any provision of the Voice Asset Purchase Agreement, the documents attached thereto as Exhibits A through E, or any other document or agreement entered into in connection with the sale of the Voice Products Business;

                    (n) the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing; and

                    (o) the Company shall not, and shall not permit any of its Subsidiaries to, (i) take any action that would make any representation and warranty of the Company herein inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at such time.

                  SECTION 6.02. ACCESS TO INFORMATION. From the date hereof until the Effective Time, the Company (i) shall give Parent, its counsel, financial advisors, auditors and other authorized representatives full access during normal business hours, to the offices, properties, books and records of the Company and its Subsidiaries, (ii) shall furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) shall instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its reasonable investigation of the business of the Company and its Subsidiaries; PROVIDED that no investigation pursuant to this Section 6.02 shall affect any representation or warranty given by the Company to Parent hereunder. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be "Evaluation Material" for purposes of the Confidentiality Agreement previously executed by Parent and the Company (the "CONFIDENTIALITY AGREEMENT"); PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained in the Confidentiality Agreement or this Agreement, nothing shall prohibit Parent or Merger Subsidiary from including, after prior consultation with the Company, in the Schedule TO, the Offer to Purchase, the other Tender Offer Documents or the Company Proxy Statement, any information that based on the advice of counsel to Parent is required to be disclosed therein in connection with the purchase of Shares or the solicitation of proxies in connection with the Offer and the Merger, respectively. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any of its Subsidiaries is required to keep confidential by reason of any contract, agreement or understanding with third parties entered into prior to the date hereof; PROVIDED that the Company gives Parent notice of the fact that it is withholding information pursuant to this Section 6.02.

                  SECTION 6.03. NO SOLICITATION. (a) From the date hereof until the termination of this Agreement, the Company shall not, and shall cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants and other agents and advisors of the Company and its Subsidiaries not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal, (ii) except as permitted in
Section 6.03(b), engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person that the Company has reason to believe may be considering making, or has made, an Acquisition Proposal or has agreed to endorse any Acquisition Proposal (other than this Agreement) or (iii) grant any waiver or release under any standstill or similar agreement with respect to any securities of the Company. The Company shall promptly notify Parent after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that may be considering making, or has made, an Acquisition Proposal, or that the Company intends to engage in negotiations with, or to provide information to, any such Person. The Company shall promptly provide Parent with the identity of such Person and a detailed description and summary of such Acquisition Proposal and, if permitted under the terms of such Acquisition Proposal, a copy of such Acquisition Proposal. The Company shall keep Parent fully informed on a current basis of the status and material details of any such Acquisition Proposal, indication or request. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, (i) a merger, share exchange or business combination or similar transaction, (ii) any sale, lease, exchange, transfer or other disposition of twenty percent (20%) or more of the assets of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions (whether or not related), or (iii) any tender offer or exchange offer for fifteen percent (15%) or more of the outstanding shares of capital stock of the Company or the acquisition of a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement. The Company shall, and shall cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants and other agents and advisors of the Company and its Subsidiaries to, immediately cease and cause to be terminated, any existing solicitation, activity, discussions or negotiations with any parties conducted heretofore by the Company or any such Person with respect to any Acquisition Proposal.

                    (b) Subject to the Company's compliance with Section 6.03, the Board of Directors of the Company may (i) furnish non-public information to, or enter into discussions with, any Person in connection with an unsolicited bona-fide written Acquisition Proposal by such Person to the Company or its stockholders, if the Board of Directors of the Company (acting by a majority of the entire board) determines in good faith, after consultation with the Company Financial Advisor (or another nationally recognized independent financial advisor) and independent legal counsel, that such Acquisition Proposal, if accepted, would constitute, or would be reasonably likely to result in, a Superior Proposal; PROVIDED that prior to furnishing any such information or entering into any such discussions, the Company shall enter into a confidentiality agreement on terms substantially similar to those entered into with Parent, and if the Company furnishes or otherwise makes available information in accordance with this clause (i), the Company shall concurrently furnish or make available the same information to Parent if it has not already done so, (ii) following discussions or negotiations permitted under clause (i) above, enter into a definitive agreement providing for the implementation of a Superior Proposal if the Company, following the approval of the Board of Directors of the Company (acting by a majority of the entire Board), elects to terminate this Agreement pursuant to Section 8.01(g), or (iii) to the extent required, complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, disclose to its stockholders a position with respect to an Acquisition Proposal.

                    (c) The Company's Board of Directors shall not withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, its approval or recommendation of the Offer, the Merger or this Agreement, or approve or recommend, or propose to approve or recommend, an Acquisition Proposal, except in connection with a Superior Proposal and then only upon or after termination of this Agreement pursuant to Section 8.01. Notwithstanding anything to the contrary contained in this Section 6.03(c), (x) the Company shall be permitted to make a statement in accordance with Rule 14e-2(a)(1) (to the extent recommending rejection of an Acquisition Proposal), (2) or (3) and
(y) the Company's Board of Directors shall be permitted to engage in confidential deliberations regarding the subject matter of this Section 6.03(c).

                  SECTION 6.04. NOTICES OF CERTAIN EVENTS. (a) The Company shall, as promptly as reasonably practicable, notify Parent of (i) any notice or other communication from any Person alleging that the consent of such Person (or another

Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its Knowledge, threatened, against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 or which relate to the consummation of the transactions contemplated by this Agreement, and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue in any material respect or causes any breach in any material respect of any of its material obligations under this Agreement.

                    (b) Each of Parent and Merger Subsidiary shall, as promptly as reasonably practicable, notify the Company of (i) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (iii) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue in any material respect or causes any breach in any material respect of any of its material obligations under this Agreement.

                  SECTION 6.05. MERGER SUBSIDIARY. Parent shall take all action necessary (i) to cause Merger Subsidiary to perform its obligations under this Agreement and to commence the Offer, and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement and, to the extent permitted under the DGCL, in accordance with Section 253 of the DGCL as promptly as reasonably practicable following completion of the Offer and (ii) to ensure that, prior to the Effective Time, Merger Subsidiary shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

                  SECTION 6.06. DIRECTOR AND OFFICER LIABILITY. (a) Parent and Merger Subsidiary agree that all rights to indemnification existing in favor of the present or former directors, officers and employees (or any person who served at the Company's or any of its Subsidiaries' request as an officer, director, or agent) of the Company or any of its Subsidiaries (or any other entity or enterprise, such as a partnership, joint venture, trust or employee benefit plan) as provided in the Company's certificate of incorporation or bylaws, or the articles of organization, bylaws or similar documents of any of the Company's Subsidiaries or other entity or enterprise, and the indemnification agreements, if any, with such person or persons, as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect without modification (other than modifications that would enlarge the indemnification rights) for a period of not less than the statutes of limitations applicable to such matter, and Parent shall, and after the Effective Time shall cause the Surviving Corporation to, comply fully with its obligations hereunder and thereunder.

The certificate of incorporation and bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for the period set forth in the preceding sentence in any manner that would adversely affect the rights thereunder of individuals who as of the date hereof were directors, officers or employees of the Company or otherwise entitled to indemnification under the certificate of incorporation, bylaws or indemnification agreements (the "INDEMNIFIED PARTIES"), and such certificate of incorporation of the Surviving Corporation shall include provisions providing for the indemnification of and the advancement of expenses to, such Indemnified Parties identical to those contained in the Company's certificate of incorporation. It is understood and agreed that the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement entered into with the consent of Parent (which consent shall not be unreasonably withheld) in connection with any claim, action, suit, proceeding or investigation, including liabilities arising out of this Agreement and the transactions contemplated hereby, to the extent that it was based on the fact that such Indemnified Party is or was a director, officer, or employee of the Company and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's certificate of incorporation or bylaws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof; PROVIDED, HOWEVER, that in the event that any claim or claims for indemnification are asserted or made within a six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time) (i) the Company or Parent, as applicable, shall pay the reasonable fees and expenses of one counsel (provided that if different Indemnified Parties are subject to different claims, actions, suits, proceedings or investigations, each Indemnified Party may select his or her own counsel), which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter. Without limiting the foregoing, the Company shall, and after the Effective Time, the Surviving Corporation shall periodically (but not more frequently than monthly) advance reasonably incurred expenses as so incurred with respect to the foregoing (including with respect to any action to enforce rights to indemnification or the advancement of expenses) to the fullest extent permitted under applicable law; PROVIDED, HOWEVER, that the person to whom the expenses are advanced provides an undertaking (without delivering a bond or other security) to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

                    (b) For at least six years after the Effective Time, the Surviving Corporation will, without any lapse in coverage, provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; PROVIDED that the Surviving Corporation shall only be obligated to maintain such insurance to the extent available at annual premiums during such period not in excess of 200% of the per annum rate of the aggregate annual premium paid by the Company for such insurance on the date of this Agreement.

                    (c) Parent shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney's fees, incurred by any Person to enforce the obligations of Parent and Surviving Corporation under this
Section 6.06.

                    (d) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, proper provisions shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.06.

                    (e) This Section 6.06, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Corporation, and any person or entity referenced in this Section 6.06 or indemnified hereunder, each of whom may enforce the provisions of this Section
6.06 (whether or not parties to this Agreement).

                  SECTION 6.07. EMPLOYEE BENEFITS. (a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from time to time after the Effective Time, Parent will, and will cause Surviving Corporation to, honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries; PROVIDED, HOWEVER, that nothing herein shall preclude Parent or any of its Affiliates from having the right to terminate the employment of any employee, with or without cause, or to amend or terminate in accordance with its terms and applicable law any (i) Benefit Plan or (ii) employee benefit plan of Parent established, maintained or contributed to by Parent or any of its Affiliates ("PARENT BENEFIT PLAN") after the Effective Time.

                    (b) From and after the Effective Time until the first anniversary thereof, Parent shall either continue the existing Benefit Plans (including any severance plan or arrangement but excluding any equity-based plan or arrangement) and compensation practices or shall provide, or cause the Surviving Corporation or its Subsidiaries to provide, benefits to employees of the Company or its Subsidiaries that are no less favorable in the aggregate than the benefit plans and programs provided to similarly situated employees of Parent or its Subsidiaries; PROVIDED, HOWEVER, that nothing herein shall preclude Parent or any of its Affiliates from having the right to amend or terminate in accordance with its terms and applicable law any Benefit Plan or Parent Benefit Plan.

                    (c) Except as specifically provided herein, Parent will, and will cause the Surviving Corporation to, cause service rendered by employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes under all employee benefit plans, programs, policies and arrangements of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding plans of the Company and its Subsidiaries for those purposes, provided that nothing herein shall result in the duplication of any benefits. Employees of the Company and its Subsidiaries will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will and will cause the Surviving Corporation and its Subsidiaries to give such employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

                    (d) Without limiting the generality of the foregoing, Parent shall honor and provide, and shall cause its Subsidiaries to honor and provide, the agreements and change-of-control payments and benefits set forth in Section 6.07(d) of the Company Disclosure Letter.

                    (e) From the date hereof until the Effective Time, the Company shall furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such information relating to Foreign Benefit Plans as such persons may reasonably request.

                    (f) Immediately prior to the Effective Time, the Company shall provide to Parent a list setting forth the number of employees terminated from each site of employment of the Company during the 90-day period ending on the date of the Effective Time and the date of each such termination with respect to each termination which would be required to be taken into account in determining whether a "plant closing" or "mass layoff" subject to WARN could occur based on subsequent terminations; PROVIDED, that this sentence shall not apply with respect to any site of employment at which sufficient employees have not been employed at any time in such 90-day period for terminations of employment at such site to be subject to WARN.

                    (g) The Company shall, prior to the consummation of the Offer, terminate all Benefit Plans which by their terms are not terminable after the consummation of the Offer, including the Company Option Plan, the Key Contribution Incentive Plan and the Long-Term Incentive Plan for Key Employees.

                    (h) No later than 30 days following the consummation of the Offer, Parent will, or will cause the Surviving Corporation to, fully fund the "Rabbi Trusts," as hereinafter defined to the extent not previously paid to any participant in connection with the transactions contemplated by this Agreement. As used herein, "Rabbi Trusts" means (i) the Company Supplemental Executive Retirement Plan Trust established pursuant to an Agreement dated September 1, 2000, between the Company and SunTrust Bank, and (ii) the Trust Agreement, dated November 20, 2000, by and between the Company and T. Rowe Price Trust Company.

                  SECTION 6.08. MEETING OF THE COMPANY'S STOCKHOLDERS. If required by applicable law in order to consummate the Merger, the Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to convene a meeting of the Company's stockholders (the "STOCKHOLDERS MEETING") as promptly as practicable following the purchase of Shares in the Offer. At the Stockholders Meeting, all of the Shares then owned by Parent, Merger Subsidiary or any other Subsidiary of Parent shall be voted to approve the Merger and this Agreement (subject to applicable law). The Board of Directors of the Company shall recommend that the Company's stockholders vote to approve the Merger and this Agreement if such vote is sought, shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action in its judgment necessary or appropriate to secure the vote of stockholders required by the DGCL to effect the Merger.

                  SECTION 6.09. PROXY STATEMENT. If required under applicable law, the Company shall prepare the Proxy Statement, file it with the SEC under the Exchange Act as promptly as practicable after Merger Subsidiary purchases Shares pursuant to the Offer, and use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement; without limiting the generality of the foregoing, each of Parent and Merger Subsidiary will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company.

                  SECTION 6.10. BEST EFFORTS. Upon the terms and subject to the conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

                  SECTION 6.11. PUBLIC ANNOUNCEMENTS. The initial press release or releases with respect to the transactions contemplated by this Agreement shall be in the form agreed to by Parent and the Company. Thereafter, Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the New York Stock Exchange, will not issue any such press release or make any such public statement prior to such consultation. Parent and Merger Subsidiary acknowledge and accept that, promptly after the execution and delivery of this Agreement, the Company will file with the SEC a Current Report on Form 8-K, reporting such event and including a copy of this Agreement as an exhibit hereto.

                  SECTION 6.12. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                  SECTION 6.13. FILINGS, OTHER ACTION. Upon the terms and subject to the conditions herein provided, the Company and Parent shall use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from Governmental Entities in the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations, and (b) use all reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

                  SECTION 6.14. CUSTOMER NOTIFICATIONS. At any time and from time to time reasonably requested by Parent prior to the Effective Time, the Company will permit Parent at Parent's expense to insert preprinted single-page customer education materials into billing documentation to be delivered to customers affected by this Agreement; PROVIDED, HOWEVER, that the Company has reviewed in advance and consented to the content of such materials, which consent shall not be unreasonably withheld or delayed. Other means of notifying customers may be employed by either party, at the expense of the initiating party, but in no event shall any notification be initiated without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed).

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

                  SECTION 7.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

                    (a) if approval of the Merger by the holders of Shares is required by applicable law, this Agreement and the Merger shall have been adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL;

                    (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall have the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger (each party agreeing to use its best efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted);

                    (c) Merger Subsidiary shall have accepted and purchased Shares validly tendered and not withdrawn pursuant to the Offer; and

                    (d) all consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not make the Merger illegal.

                                  ARTICLE VIII

                                   TERMINATION

                  SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company or Parent):

                    (a) by mutual written consent of the Company and Parent;

                    (b) by either the Company or Parent, if the Offer has not been consummated on or before March 31, 2001 (provided that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in or materially contributes to the failure to consummate the Offer by such date);

                    (c) by either the Company or Parent, if there shall be any applicable law, rule or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Offer or the Merger (which the parties hereto shall use reasonable efforts to lift) and such judgment, injunction, order or decree shall become final and nonappealable;

                    (d) by either the Company or Parent, if (i) there has been a breach by the other party of any representation or warranty contained in this Agreement which would have a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be, or (ii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, in each case which breach is not curable or, if curable, is not cured within 15 days after written notice of such breach is given by the terminating party to the other party;

                    (e) by Parent, if, prior to acceptance for payment of the Shares under the Offer (i) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing), (ii) the Company shall have breached any of its obligations under Section 6.03 in any material respect, or (iii) the Board of Directors of the Company shall exempt any other Person from the provisions of Section 203 of the DGCL;

                    (f) by Parent, if, prior to the acceptance for payment of the Shares under the Offer any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its Affiliates, shall have acquired beneficial ownership of more than fifteen percent (15%) of the Shares or more than fifteen percent (15%) of the book value or fair market value of the assets of the Company and its Subsidiaries taken as whole, or the right to acquire ownership of such Shares or assets;

                    (g) by the Company, if the Board of Directors of the Company shall concurrently approve, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal; PROVIDED, HOWEVER, that (i) the Company is not and has not been in breach of
Section 6.03 with respect to such Superior Proposal in any material respect,
(ii) the Company's Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice,
(iii) during the five business day period after the Company's notice, the Company shall have offered to negotiate with (and, if accepted, negotiate with), and shall have caused its respective financial and legal advisors to have offered to negotiate with (and if accepted, negotiate with), Parent to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as will enable the Company to proceed with this Agreement and (B) the Board of Directors of the Company shall have concluded, after considering the results of such negotiations and the revised proposal made by Parent, if any, that the Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal, (iv) such termination is within three business days following the five business day period referred to above and (v) no termination pursuant to this Section 8.01(g) shall be effective unless the Company shall simultaneously make the payment required by Section 9.04;

                    (h) by Parent or the Company if as the result of the failure of any of the conditions set forth in Annex A hereto, the Offer shall have terminated or expired in accordance with its terms without Merger Subsidiary having purchased any Shares pursuant to the Offer; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.01(h) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in or materially contributes to the failure of any such condition; or

                    (i) by Parent, if (x) on or prior to December 31, 2000, the transactions contemplated by the Voice Asset Purchase Agreement shall not have been consummated in accordance with the terms and provisions of such agreement as in effect on the date hereof or (y) the representation and warranty made by the Company in Section 4.28(e) shall not be true and correct in all respects when made or shall thereafter have ceased to be true and correct in all respects.

                  SECTION 8.02. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party hereto; PROVIDED that, if such termination shall result from the willful (i) failure of any party to perform a covenant hereof or (ii) breach by any party of any representation or warranty or agreement contained herein, such party shall be fully liable for all liabilities and damages incurred or suffered by any other party as a result of such failure or breach. The provisions of Sections 8.02, 9.04, 9.06 and 9.11 shall survive any termination hereof.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  SECTION 9.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

                  if to Parent or Merger Subsidiary, to:

                  1-15-5 Minami-Aoyama, Minato-ku
                  Tokyo, Japan 107-8544
                  Telephone:  (81) 3-5411-4654
                  Telecopy:  (81) 3-5411-4661
                  Attention:  Yukio Mizutani

                  with a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York  10019-6064
                  Telephone:  (212) 373-3000
                  Telecopy:  (212) 757-3990
                  Attention:  Marc E. Perlmutter, Esq.

                  if to the Company, to:

                  2300 Parklake Drive
                  Atlanta, Georgia  30345
                  Telephone:  (770) 621-1063
                  Telecopy:  (770) 621-1073
                  Attention:  General Counsel

                  with a copy to:

                  King & Spalding
                  191 Peachtree Street
                  Atlanta, Georgia  30303-1763
                  Telephone:  (404) 572-4695
                  Telecopy:  (404) 572-5100
                  Attention:  Russell B. Richards, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto given in accordance with this
Section 9.01. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 9.01.

                  SECTION 9.02. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except Sections 6.06, 6.07, 6.12 and Articles II and
III. In addition, the Confidentiality Agreement shall survive any termination of this Agreement.

                  SECTION 9.03. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED that any waiver or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver or amendment. Notwithstanding any provision of this Section 9.03 to the contrary, no provision of this Agreement may be waived by the Company or amended following the purchase by Parent or Merger Subsidiary of Shares pursuant to the Offer unless such amendment or waiver is approved by the affirmative vote, as contemplated by Section 2.03, of a majority of the Continuing Directors.

                    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 9.04. FEES AND EXPENSES. (a) Except as otherwise provided in this Section 9.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expenses.

                    (b) The Company will pay, or cause to be paid, in same day funds to Parent the sum of (i) Parent's Expenses (as defined below) and (ii) $10,000,000 (the "TERMINATION FEE") upon demand if this Agreement is terminated under Section 8.01(e), Section 8.01(f) or Section 8.01(g). "EXPENSES" means documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all HSR Act filing fees and all fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts, environmental consultants and other consultants to Parent up to a maximum amount of $2,000,000.

                    (c) In addition, in the event that after the date hereof an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or stockholders or any person shall have announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter this Agreement is terminated pursuant to Section 8.01(h) as a result of the Minimum Condition not being satisfied and within 12 months of such termination an Acquisition Proposal is entered into or consummated by the Company, then the Company shall immediately pay Parent an amount equal to the sum of Parent's Expenses and the Termination Fee in same day funds.

                    (d) Any amounts payable pursuant to Section 9.04(b) shall be payable as promptly as practicable following termination of this Agreement and, if the Company is the party seeking to terminate this Agreement, as a condition thereto.

                    (e) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorney's fees and expert witness fees) incurred in connection with such action.

                  SECTION 9.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and which transfer shall not relieve Parent and Merger Subsidiary of their obligations hereunder in the event of a breach by their transferee).

                  SECTION 9.06. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

                  SECTION 9.07. JURISDICTION. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the courts of the State of Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 9.01, such service to become effective 5 business days after such mailing.

                  SECTION 9.08. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                  SECTION 9.09. ENTIRE AGREEMENT. This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and the exhibits and annexes hereto) and the Confidentiality Agreement constitute the entire agreement between Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between such parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 6.06, which are intended for the benefit of the Company's former and present officers, directors, employees and agents.

                  SECTION 9.10. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  SECTION 9.11. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

                  SECTION 9.12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  SECTION 9.13. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                             LANIER WORLDWIDE, INC.


                             By:   /s/ WESLEY E. CANTRELL
                                  ---------------------------------------
                                     Name:  Wesley E. Cantrell
                                     Title: Chairman of the Board and CEO


                             RICOH COMPANY, LTD.


                             By:   /s/ MASAMI TAKEIRI
                                  ---------------------------------------
                                     Name:  Masami Takeiri
                                     Title: Managing Director and
                                            Executive Vice President


                             LW ACQUISITION CORP.


                             By:   /s/ MASAMI TAKEIRI
                                  ---------------------------------------
                                     Name:  Masami Takeiri
                                     Title: President

                                                                             A-1
                                     ANNEX A


Notwithstanding any other provision of the Offer, Parent and Merger Subsidiary shall not be required to accept for payment or purchase or pay for any Shares and may postpone the acceptance for payment of Shares tendered at any time after the initial scheduled expiration date, if (w) the Minimum Condition (as defined below) has not been satisfied by the expiration date of the Offer, (x) the applicable waiting period under the HSR Act shall not have expired or been terminated by the expiration date of the Offer, (y) the Offer and the Merger cannot be consummated under the EC Merger Regulation, Council Regulation (EEC) No. 4064/89 or (z) the Company and/or Parent shall not have received the antitrust or competition consents, approvals or waivers required by the relevant Governmental Entities in The Republic of Columbia and Poland. Furthermore, notwithstanding any other term or provision of the Offer, Parent and Merger Subsidiary shall not be required to accept for payment or purchase any Shares, may postpone the acceptance for payment of Shares tendered, and may terminate the Offer at any time on or after the date of this Agreement and prior to the expiration date of the Offer, if any of the following conditions exist (other than as a result of any action or inaction of Parent or Merger Subsidiary or any of their Subsidiaries which constitutes a material breach of this Agreement):

                    (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Subsidiary or the consummation of the Merger, (ii) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (iii) seeking to restrain or prohibit Parent's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iv) seeking to impose or confirm material limitations on the ability of Parent, Merger Subsidiary or any of Parent's other Subsidiaries or Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Merger Subsidiary or any of Parent's other Subsidiaries or Affiliates on all matters properly presented to the Company's stockholders or (v) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent's other Subsidiaries or Affiliates of any Shares.

                  (b) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act or the EC Merger Regulation, Council Regulation (EEC) No. 4064/89, to the Offer or the Merger, that, is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

                  (c) there has been any event, occurrence or development or state of circumstances or facts which, individually or in the aggregate, has a Company Material Adverse Effect; or

                  (d) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of, this Agreement, the Offer or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing); or

                  (e) (i) any of the representations and warranties made by the Company in this Agreement shall not be true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as of such latter date (other than the representations and warranties made as of a specified date) or (ii) any of the representations and warranties made by the Company in this Agreement shall not have been true and correct when made, or shall thereafter have ceased to be true and correct as if made as of such latter date (other than representations and warranties made as of a specified date), in each case without giving effect to any materiality standard contained in such representation or warranty (including "Company Material Adverse Effect"), except to the extent that any such failure to be true and correct, individually and in the aggregate with all other such failures, would not have a Company Material Adverse Effect, or (iii) the Company shall not in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under this Agreement, which, in each case shall not have been waived or, to the extent curable, cured within 15 days after written notice of such breach is given by the Parent or the Merger Subsidiary; or

                  (f) there shall have occurred any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the over-the-counter market in the United States or Japan (other than any suspension or limitation on trading in any particular security as a result of a computerized trading limit or any intraday suspension due to "circuit breakers"), any declaration of a banking moratorium by federal or New York authorities or general suspension of payments in respect of lenders that regularly participate in the U.S. market in loans to large corporations, any material limitation by any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by lenders that regularly participate in the U.S. market in loans to large corporations, any commencement of a war involving the United States or any commencement of armed hostilities or other national or international calamity involving the United States that has a material adverse effect on bank syndication for financial markets in the United

         States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

                  (g) this Agreement shall have been terminated in accordance with its terms.

                  For purposes of this Annex A, the term "MINIMUM CONDITION" means that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that would constitute more than 50% of the voting power (determined on a fully-diluted basis) on the date of purchase of all the securities of the Company entitled to vote on the election of directors or on a merger.

                  The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and may, subject to the terms of this Agreement, be waived by Parent and Merger Subsidiary in whole or in part at any time and from time to time in their discretion. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time